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                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                            BASIC EARNINGS PER SHARE

                                                        Three Months Ended                  Nine Months Ended
                                                          September 30,                       September 30,
                                                     1999             1998              1999              1998
                                                     ----             ----              ----              ----
Weighted average shares outstanding--basic        26,375,095        26,600,241        26,403,061        26,703,920
                                                 ===========       ===========       ===========       ===========

Net income                                       $   262,775       $ 2,867,133       $ 5,378,540       $ 7,292,192
                                                 ===========       ===========       ===========       ===========





Basic net income per share                       $      0.01       $      0.11       $      0.20       $      0.27
                                                 ===========       ===========       ===========       ===========